Exhibit 10.25
2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000

April 2, 2019

Dear Colin,

It is a pleasure to confirm Rogers’ offer of employment to you for the position of Sr. Vice President and General Manager, Elastomeric Material Solutions (subject to the conditions described below). Rogers does not enter into employment contracts, and your employment will be “at will.” Below is a general description of the terms we expect to apply to your employment:
Your employment is expected to commence on or before May 6, 2019.
The compensation package for this position is as follows and is subject to the usual payroll deductions such as income tax and Social Security:
•Your starting salary will be $390,000.00 (three hundred ninety thousand) USD per year, which is paid at a bi-weekly rate of $15,000.00. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible to receive overtime pay.
•You will be eligible 4 weeks of vacation effective from your first day of employment.
•Effective for the 2019 fiscal year, you are eligible for an award under the Annual Incentive Compensation Plan (AICP) with a target of 55% of your base salary. Depending on actual performance against predetermined company performance metrics, your actual AICP award payout can be as high as 200% of your target incentive. Actual awards are prorated according to date of hire. Awards are subject to the terms of the AICP and approval by the Compensation and Organization Committee (the “Committee”).
•You will be eligible for an annual long-term incentive grant with a target of 100% of your base salary. This grant will be comprised of:
◦50% Time-Based Restricted Stock Units – (three-year ratable vesting)
◦50% Performance-Based Restricted Stock Units – (three-year performance period)

The grant value and subsequent number of shares or units you would receive are determined annually and presented to the Board of Directors’ Compensation Committee for review and approval.

Exhibit 10.25
2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000

You will receive a special new hire stock award of restricted stock units with an initial grant value of
$430,000.00 (four hundred thirty thousand) USD comprised of Time-Based Restricted Stock Units, which will vest in three equal installments over a three year period beginning on the first anniversary of your date of hire.
The total number of stock units will be determined by dividing the initial grant value specified above by the average closing stock price for the 30 days prior to your date of hire. The terms of these awards are subject to the applicable award agreements and plan document.
You will be eligible for the retirement, health and other benefit programs provided to executives of Rogers, subject to the right of Rogers to amend or terminate such programs in accordance with their terms. Subject to Committee approval, you will also be eligible to participate in the Rogers Corporation Executive Severance Pay Plan. For the avoidance of doubt, the Company reserves the right to modify these benefits to conform to any severance plan covering executives.
As a condition of employment, you must sign the enclosed agreement regarding confidentiality of trade secrets and confidential business information (Employment, Invention, Confidentiality and Non- Compete Agreement). Please review this agreement. You will need to sign it and deliver it to our Human Resources Director for Corporate Services, Sara Dionne, at the time you start work with Rogers.
As mentioned above, your employment is “at will,” meaning that either you or Rogers may terminate your employment at any time and for any reason, with or without cause or notice, regardless of any representations that may have been made to you. This offer letter does not establish a contractual employment relationship. It is Rogers' policy not to enter into employment contracts.
You will be provided with relocation benefits as described in the Relocation Policy for Newly Hired Salaried Employees which will be sent to you separately. Please contact our Human Resources Director for Corporate Services, Sara Dionne at 860.779.4055, to begin the relocation process. If you voluntarily resign from Rogers within one year of your hire, you will be required to reimburse all monies paid under the Relocation Policy directly to you, or on your behalf. This letter authorizes Rogers to deduct any required reimbursement from your final paycheck or other post-employment compensation (to the extent permitted by law). You must arrange for repayment in full to Rogers of any remaining amount, with such repayment to be made within 30 days of your last day of work.

Exhibit 10.25
2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000

Our offer is contingent upon you passing our pre-employment drug screening. The information for the drug screen will be sent under separate cover. Our offer also is contingent upon a satisfactory reference check and satisfactory results of a background check.

Exhibit 10.25
2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000

For purposes of US immigration law, you will be required to provide to Rogers documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire.
I look forward to having you join Rogers and working together. Sincerely,

Bruce Hoechner
President and Chief Executive Officer

Offer Accepted by	Date